Exhibit 99.1

Report to Stockholders: For the Period Ending March 30, 2003

Dear Stockholders:

Your Company reported net income for the first quarter of 2003 of $1.4 million or $.16 per share compared to net income of $3.4 million or $.39 per share for the first quarter of 2002. The financial results for the first quarter of 2003 were disappointing and resulted from softer than expected sales, higher operating expenses and the impact of changes in our distribution system.

Net sales in the first quarter of 2003 were up 1.3% as bottle/can volume increased approximately 1%, average revenue per unit was down slightly and sales to other Coca-Cola bottlers posted a solid increase. Bottle/can volume increased by 4% in our take home channels but decreased 5% in our higher margin cold drink channels, primarily due to severe weather conditions which led to the temporary closings of businesses in many parts of our territories. In addition, the Easter holiday shift from March in 2002 to April in 2003 impacted first quarter volume comparisons, primarily in the take home channels.

Operating expenses increased in the first quarter of 2003 primarily due to higher benefit costs, including costs related to the Company’s pension and health plans, and higher property and casualty insurance costs. The Company has also been shifting its distribution system from conventional routing to a pre-sell system. The cost of a pre-sell system is more fixed in nature than a conventional system, which lowers income from operations in the seasonally softer first and fourth quarters. Interest expense declined by approximately 15% in the first quarter, offsetting a portion of the decrease in income from operations. We believe that interest expense will be approximately $44 million for 2003 or approximately $5 million lower than last year.

Despite disappointing financial results in the first quarter of 2003, cash flow continues to be solid as evidenced by the decrease in debt and capital lease obligations of more than $20 million over the past 12 months. This reduction in debt and capital lease obligations occurred despite the March 28, 2003 purchase for $53.5 million of half of The Coca-Cola Company’s interest in Piedmont Coca-Cola Bottling Partnership (“Piedmont”). The Company now owns approximately 77% of Piedmont.

We look forward to the introduction of Sprite Remix in the second quarter as well as new packaging later in 2003.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited March 30, 2003	Dec. 29, 2002	Unaudited March 31, 2002
Assets
Current Assets:
Cash	$7,162	$18,193	$9,172
Trade accounts receivable, net	79,341	79,548	81,303
Accounts receivable, other	18,783	29,993	21,860
Inventories	38,469	38,648	40,852
Other current assets	9,334	4,588	5,304

Total current assets	153,089	170,970	158,491

Property, plant and equipment, net	462,725	466,840	478,973
Leased property under capital leases, net	44,080	44,623	50,779
Goodwill and other intangibles, net	633,341	612,925	615,057
Other assets	58,521	58,167	70,729

Total	$1,351,756	$1,353,525	$1,374,029

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$39	$31	$147,431
Current portion of obligations under capital leases	3,969	3,960	5,715
Accounts payable and accrued expenses	137,318	151,884	131,489

Total current liabilities	141,326	155,875	284,635

Deferred income taxes	156,330	155,964	160,578
Other liabilities	99,534	95,488	93,451
Obligations under capital leases	41,771	42,066	41,811
Long-term debt	845,978	807,725	717,625

Total liabilities	1,284,939	1,257,118	1,298,100

Minority interest	31,819	63,540	56,452
Stockholders’ equity	34,998	32,867	19,477

Total	$1,351,756	$1,353,525	$1,374,029

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2003	2002
Net sales	$275,200	$271,618
Cost of sales	140,306	137,144

Gross margin	134,894	134,474

Selling, general and administrative expenses	102,125	96,412
Depreciation expense	19,015	17,985
Amortization of intangibles	698	687

Income from operations	13,056	19,390
Interest expense	10,371	12,140
Other income (expense), net	(199)	(899)
Minority interest	116	759

Income before income taxes	2,370	5,592
Income taxes	963	2,214

Net income	$1,407	$3,378

Basic net income per share	$.16	$.39
Diluted net income per share	$.16	$.38

Weighted average number of common shares outstanding	9,043	8,773
Weighted average number of common shares outstanding — assuming dilution	9,043	8,857

Cash dividends per share
Common Stock	$.25	$.25
Class B Common Stock	$.25	$.25

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission or Quarterly Reports on Form 10-Q are available without charge upon written request to David V. Singer, Executive Vice President, Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: the shift in the Easter holiday from March 2002 to April 2003; the impact of the change in our distribution systems on the results of operations in the first and fourth quarters; the expectation for interest expense for 2003 and the introduction of Sprite Remix and new packaging in 2003. These statements and expectations are based on the current available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Events or uncertainties that could adversely affect future periods include, without limitation: lower than expected net pricing resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts; the inability of our aluminum can or PET bottle suppliers to meet our demand; material changes from expectations in the cost of raw materials; higher than expected fuel prices; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; changes in financial markets; an inability to meet projections in acquired bottling territories and unfavorable interest rate fluctuations.